Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Year End and Fourth Quarter 2004
Results

          COSTA MESA, Calif., Jan. 19 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced its results of operations for the year and quarter ended December 31, 2004.  The Company generated pre-tax income of $7.7 million in 2004, which was 425% higher than 2003’s pretax income of $1.5 million.  Net income for 2004 was $6.7 million, an increase of 226% compared to the prior year’s net income of $2.1 million.  Fully diluted earnings per share for 2004 were $1.02, compared to $0.61 for the year ended December 31, 2003.  For the fourth quarter of 2004, the Company recognized net income of $1.3 million, or $0.20 per diluted share, compared to net income of $736,000, or $0.13 per diluted share, for the fourth quarter of 2003.  All diluted earnings per share amounts have been adjusted to reflect warrants and stock options outstanding.

          Return on average assets (ROAA) for the year ended December 31, 2004 was 1.61%, compared to 0.82% for the same period in 2003.  The Company’s return on average equity (ROAE) for the year ended December 31, 2004 was 16.37%, compared to 12.43% for the year ended December 31, 2003.  The Company’s basic and diluted book value per share increased to $8.37 and $7.08, respectively, at December 31, 2004, reflecting an increase of 17.9% and 18.4% from December 31, 2003.

          Steven R. Gardner, the Company’s President and Chief Executive Officer, stated, “We are pleased with the progress the Company’s employees have made in implementing our strategic plan to transform the Bank to a community banking platform.  Our bankers funded nearly $300 million of adjustable rate loans during the year and are now focused on establishing depository accounts with these same customers while working to leverage the many new relationships solidified over the past year.  Through the introduction of commercial credit products, on-line banking and cash management services, our bankers now have the tools that will enable them to capture a greater percentage of our existing and prospective customers’ financial relationships and thus drive in higher levels of core deposits.  During 2005, we anticipate opening two new depository branches to fund the Bank’s growing loan portfolio and to further develop our branch footprint in Southern California.”

          For the three months and the year ended December 31, 2004, net interest income increased to $3.8 million and $15.4 million, respectively, from $3.0 million and $9.6 million for the same periods a year earlier.  The increase is predominately attributable to an increase in the average balance of loans outstanding of $167.5 million over the prior year as well as an overall reduction in the cost of interest-bearing liabilities, which was partially offset by a decrease in the average yield on loans.  The Company’s average net interest margin for the quarter and the year ended December 31, 2004 was 3.14% and 3.82%, respectively, compared to 4.50% and 4.06% for the same periods a year ago.  The discount accretion from the Participation Contract included in interest income for the three months and the year ended December 31, 2004 was $37,000 and $2.0 million, respectively, compared to $1.2 million and $3.6 million for the same periods a year earlier.  The amount of discount accretion was reduced in 2004 due to the sale of the 1998-1 residual interest component of the Participation Contract in the first quarter of 2004 and the termination of the 1997-2 and 1997-3 securitizations during the third and fourth quarters of 2004, respectively.  As anticipated, the decrease in the discount accretion lowered the consolidated net interest margin.

          The Bank’s net interest margin, which does not include the accretion income from the Participation Contract, was 3.19% and 3.41% for the three months and year ended December 31, 2004, compared to 3.61% and 3.52% for the same periods a year earlier.  The decrease in the net interest margin was attributable to a decrease in the average yield on net loans of 103 basis points, which was partially offset by a decrease in the average cost of funds of 87 basis points.  The decrease in loan yield is primarily due to the origination of short-term adjustable rate apartment loans coupled with the lower overall interest rate environment and the prepayment of the Bank’s discontinued higher yielding subprime loans.  Additionally, the net interest margin was impacted in the fourth quarter of 2004 by the Bank’s increasing of its FHLB fixed rate advances by $65.0 million at a weighted average rate of 2.92% with a weighted average maturity of 17 months.

          Mr. Gardner, commenting on the compression of the Bank’s net interest margin, said, “In anticipation of rising interest rates, we have chosen, since May, to originate primarily one and six month adjustable rate loans, which possess lower initial coupon rates when compared to their fully indexed rates. We have funded much of our asset growth primarily with one to two year fixed rate FHLB advances as well as longer term certificates of deposit.  Although the use of longer term advances and certificates of deposit reduce net interest income in the short-term, it will ultimately reduce the Company’s exposure to rising interest rates in future periods.  Additionally, during the later part of 2004, we began expanding our origination of commercial real estate loans and launched commercial business loans to further diversify the loan portfolio, which will compliment our efforts to increase both core deposit growth and the yield on our loan portfolio.  Each of these steps is expected to benefit the Bank in the coming quarters as our loan portfolio re-prices more quickly than our liabilities.”

          The provision for loan losses was $245,000 and $705,000 for the three months and the year ended December 31, 2004, compared to ($26,000) and $655,000 for the same periods in 2003.  The increase in the provision for the year ended December 31, 2004 compared to the prior year is primarily due to the significant growth in the Bank’s loan portfolio of $222.7 million during 2004.  Partially offsetting the provision attributable to the loan growth was a substantial reduction in net charge-offs during the current year from $1.5 million in 2003 to $63,000 for 2004.

          Noninterest income was $1.0 million and $4.2 million for the three months and year ended December 31, 2004, compared to $369,000 and $2.3 million for the same periods ended December 31, 2003.  The increase in noninterest income in the fourth quarter is primarily due to a $437,000 gain on sale from the termination of the final residual interest component of the Participation Contract, namely the 1997-3 residual.  The Company recognized $2.4 million in noninterest income during 2004 from the sale or termination of the three residual interest components of the Participation Contract.  The Company continues to own a 50% interest in the 1997-2 and 1997-3 securitizations’ charged-off loans, which generated $141,000 in other income during 2004.

          Noninterest expenses were $2.7 million and $11.2 million for the three months and year ended December 31, 2004, respectively, compared to $2.7 million and $9.8 million for the same periods in 2003.  The $1.4 million increase for the year was principally due to an increase in compensation and benefits primarily attributable to an increase in lending personnel which was partially offset by decreases in all other noninterest expense categories.

          At December 31, 2004, the Company had 80 full-time equivalent employees as compared to 70 at December 31, 2003.

          The Company’s income tax provision for the three months and year ended December 31, 2004 was $547,000 and $972,000, respectively.  For the same periods a year earlier, the Company had tax benefits of $3,000 and $597,000, respectively.  The Company benefited from a reduction in its valuation allowance for deferred taxes for the year ended December 31, 2004 and for the year ended December 31, 2003 of $1.7 million, and $600,000, respectively.  The Company’s valuation allowance for deferred taxes was $3.8 million at December 31, 2004.

          Total assets of the Company were $543.1 million as of December 31, 2004, compared to $309.4 million as of December 31, 2003.  The 76% increase in total assets was primarily the result of increases of $222.7 million in net loans. The increase in net loans was the result of $298.4 million in new adjustable-rate loans funded during 2004, $82.7 million of which were funded in the fourth quarter.  The Bank’s loan pipeline was $91.4 million as of December 31, 2004.

          The allowance for loan losses increased $642,000 to $2.6 million as of December 31, 2004, compared to December 31, 2003.  The allowance for loan losses as a percent of non-accrual loans was 111% and 73% as of December 31, 2004 and December 31, 2003, respectively.  Net non-accrual loans and other real estate owned were $2.1 million and $351,000, respectively, at December 31, 2004, as compared to $2.4 million and $979,000, respectively, as of December 31, 2003.  The ratio of net nonperforming assets to total assets at December 31, 2004 was 0.46%.  All nonperforming assets are concentrated in the Bank’s single family residential loans and associated with its prior origination of subprime mortgages, which were discontinued in 2000.

          Total deposits increased $67.4 million to $288.9 million at December 31, 2004, compared to $221.5 million at December 31, 2003.  The increase in deposits was comprised of an increase of $63.7 million of certificates of deposit and $3.7 million change to core deposits.  The cost of deposits as of December 31, 2004 was 2.18%.

          At December 31, 2004, total borrowings of the Company were comprised of the Bank’s $178.0 million of FHLB term borrowings, $18.4 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were issued in connection with a private placement of trust preferred securities.  The total cost of the Company’s borrowings at December 31, 2004 was 2.52%, compared to 1.85% at December 31, 2003.  The Company’s total cost of funds for the year ended December 31, 2004 was 2.32%, compared to 2.09% for the year ended December 31, 2003.

          The Bank’s tier 1 capital and total risk-based capital ratios at December 31, 2004 were 9.09% and 13.59%, respectively.  The minimum ratios for well-capitalized banks are 5% and 10% for tier 1 capital and risk-based capital, respectively.  The Bank’s total equity capital was $49.0 million at December 31, 2004.

          The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company’s operating subsidiary.  The Bank is a federally chartered stock savings bank whose primary business is community banking.  The Bank currently operates three full-service branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.

          FORWARD-LOOKING COMMENTS
          The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

          Contact:
          Pacific Premier Bancorp, Inc.

          Steven R. Gardner
          President/CEO

          John Shindler
          Executive Vice President/CFO
          714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
UNAUDITED (In thousands)

	December 31, 2004	December 31, 2003

ASSETS
Cash and due from banks	$3,003	$2,440
Federal Funds Sold	13,000	—
Cash and cash equivalents	16,003	2,440
Investment securities available for sale	36,455	39,845
Investment securities held to maturity	8,389	2,430
Loans held for sale	532	804
Loans held for investment, net of allowance for loan losses of $2,626 in 2004 and $1,984 in 2003 respectively	469,822	246,796
Accrued interest receivable	1,938	1,122
Foreclosed real estate	351	979
Premises and equipment	5,243	5,330
Deferred income taxes	3,473	2,950
Participation Contract	—	5,977
Other assets	918	695
Total assets	$543,124	$309,368
LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES:
Deposit accounts	$288,887	$221,447
Other borrowings	196,400	48,600
Subordinated debentures	10,310	—
Accrued expenses and other liabilities	3,499	1,989
Total liabilities	499,096	272,036
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,564	67,546
Accumulated deficit	(23,280)	(30,021)
Accumulated adjustments to stockholders’ equity	(309)	(246)
Total stockholders’ equity	44,028	37,332
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$543,124	$309,368

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

INTEREST INCOME:
Loans	$5,899	$3,383	$19,719	$12,366
Other interest-earning assets	432	1,521	3,504	4,882
Total interest income	6,331	4,904	23,223	17,248
INTEREST EXPENSE:
Interest-bearing deposits	1,534	1,182	5,482	4,954
Other borrowings	879	168	1,995	541
Notes payable	—	553	—	1,992
Subordinated debentures	122	12	340	170
Total interest expense	2,535	1,915	7,817	7,657
NET INTEREST INCOME	3,796	2,989	15,406	9,591
PROVISION (BENEFIT) FOR LOAN LOSSES	245	(26)	705	655
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,551	3,015	14,701	8,936
NONINTEREST INCOME:
Loan servicing fee income	234	44	616	503
Bank and other fee income	145	173	592	505
Net (loss) gain from loan sales	—	(1)	105	328
Net gain (loss) from investment securities	437	(16)	2,368	127
Other income	186	169	565	852
Total noninterest income	1,002	369	4,246	2,315
NONINTEREST EXPENSE:
Compensation and benefits	1,744	1,488	6,850	5,041
Premises and occupancy	326	346	1,356	1,405
Data processing	77	74	310	370
Net loss (gain) on foreclosed real estate	5	40	(8)	116
Other expense	538	703	2,726	2,851
Total noninterest expense	2,690	2,651	11,234	9,783
NET INCOME BEFORE TAXES	1,863	733	7,713	1,468
PROVISION FOR (BENEFIT FROM) INCOME TAXES	547	(3)	972	(597)
NET INCOME FROM OPERATIONS	$1,316	$736	$6,741	$2,065
Basic Average Shares Outstanding	5,258,738	5,255,072	5,256,334	2,161,314
Basic Earnings per Share	$0.25	$0.14	$1.28	$0.96
Diluted Average Shares Outstanding	6,702,084	5,884,706	6,622,735	3,399,376
Diluted Earnings per Share	$0.20	$0.13	$1.02	$0.61

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of December 31, 2004	As of December 31, 2003

Asset Quality:
Non-accrual loans, net of specific allowance	$2,126	$2,431
Real estate owned	$351	$979
Nonperforming assets, net of specific allowance	$2,477	$3,453
Net charge-offs for the quarter ended	$22	$132
Net charge-offs for the year ended	$63	$1,506
Allowance for loan losses	$2,626	$1,984
Net charge-offs to average loans, annualized	0.01%	0.71%
Net non-accrual loans to total loans	0.45%	0.97%
Net non-accrual loans to total assets	0.39%	0.79%
Net non-performing assets to total assets	0.46%	1.12%
Allowance for credit losses to total loans	0.56%	0.79%
Allowance for credit losses to non-accrual loans	110.80%	72.67%
Average Balance Sheet: for the Quarter ended
Total assets	$498,054	$279,734
Loans	$438,727	$211,065
Deposits	$282,491	$214,796
Borrowings	$156,964	$28,432
Notes payable & subordinated notes	$10,310	$2,269
Share Data:
Basic Book Value	$8.37	$7.10
Diluted Book Value	$7.08	$5.98
Closing Stock Price	$13.26	$11.09
Pacific Premier Bank Capital:
Tier 1 Capital	$49,071	$26,883
Tier 1 Capital Ratio	9.09%	8.94%
Total Risk-based Capital Ratio	13.59%	13.22%
Loan Portfolio Real Estate Loans:
Multi-family	$394,583	$188,939
Commercial Real Estate	54,502	20,667
Construction and Land	—	3,646
One-to-four family	22,347	36,632
Other Loans	178	233
Total Gross Loans	$471,610	$250,117

	12 months ended December 31, 2004	12 months ended December 31, 2003

Profitability and Productivity:
Return on average assets	1.61%	0.82%
Return on average equity	16.37%	12.43%
Net interest margin	3.82%	4.06%
Non-interest expense to total assets	2.07%	3.16%
Efficiency ratio	57.21%	81.19%

SOURCE  Pacific Premier Bancorp, Inc.

          -0-                             01/19/2005
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/